EXHIBIT 99.1

Immunomedics Announces FDA Acceptance for Filing of Biologics License Application Resubmission for Sacituzumab Govitecan to Treat Metastatic Triple-Negative Breast Cancer

Prescription Drug User Fee Act (PDUFA) target action date set for June 2, 2020

MORRIS PLAINS, N.J., Dec. 26, 2019 (GLOBE NEWSWIRE) -- Immunomedics, Inc. (NASDAQ: IMMU) (“Immunomedics” or the “Company”), a leading biopharmaceutical company in the area of antibody-drug conjugates, today announced that the U.S. Food and Drug Administration (FDA) has accepted for filing the Company’s Biologics License Application (BLA) seeking accelerated approval of sacituzumab govitecan for the treatment of patients with metastatic triple-negative breast cancer (mTNBC) who have received at least two prior therapies for metastatic disease, as a complete class 2 response. The PDUFA target action date of the resubmitted BLA is June 2, 2020.

“We are pleased that the FDA has accepted our resubmission, which was a top priority for us in 2019,” said Dr. Behzad Aghazadeh, executive chairman of Immunomedics. “We look forward to working closely with the FDA to facilitate their review of our BLA to enable us to bring this potentially transformational treatment to patients affected by mTNBC.”

Sacituzumab govitecan has been awarded both Fast Track Designation and Breakthrough Therapy Designation by the FDA.

About Triple-Negative Breast Cancer (TNBC)

TNBC is an aggressive disease with an annual incidence estimated to be about 40,000 people, approximately 15% of all breast cancer types, in the United States alone. The incidence rate is higher among younger women and highest among non-Hispanic black and Hispanic women. TNBC tumors do not have sufficient estrogen, progesterone or HER2 receptor expression to indicate the use of hormonal or HER2-directed therapy. There is currently no standard-of-care chemotherapy for people with relapsed/refractory mTNBC. An overall response rate of about 10% and median progression-free survival of 2-3 months have recently been reported in late-stage mTNBC using single-agent chemotherapy.1,2

References

  Cortés J, Lipatov O, Im S, et al. KEYNOTE-119: Phase 3 study of pembrolizumab (pembro) versus single-agent chemotherapy (chemo) for metastatic triple-negative breast cancer (mTNBC). Annals of Oncology (2019) 30 (suppl_5): v851-v934. 10.1093/annonc/mdz394

  Kazmi, SM, Chatterjee D, Alexis K, et al. Real-World 1-Year Survival Analysis of Patients with Metastatic Breast Cancer with Liver or Lung Metastasis Treated with Eribulin, Gemcitabine or Capecitabine. Annals of Oncology (2019) 30 (suppl_5): v104-v142. 10.1093/annonc/mdz242

About Sacituzumab Govitecan

Sacituzumab govitecan, Immunomedics’ most advanced product candidate, is a novel, first-in-class ADC delivering SN-38, a potent topoisomerase I inhibitor, directly to tumor cells by targeting the Trop-2 antigen expressed by many solid cancers. It is currently under review by the U.S. Food and Drug Administration for accelerated approval as a treatment of patients with mTNBC who have received at least two prior therapies for metastatic disease. If approved, sacituzumab govitecan would be the first and only ADC approved for the treatment of mTNBC.

About Immunomedics

Immunomedics is a clinical-stage biopharmaceutical company developing monoclonal antibody-based products for the targeted treatment of cancer. Immunomedics’ corporate objective is to become a fully-integrated biopharmaceutical company and a leader in the field of antibody-drug conjugates. For additional information on the Company, please visit its website at https://immunomedics.com/. The information on its website does not, however, form a part of this press release.

Cautionary note regarding forward-looking statements

This release, in addition to historical information, may contain forward-looking statements made pursuant to the Private Securities Litigation Reform Act of 1995. Such statements, including statements regarding expectations for the outcome of our resubmission of our Biologics License Application ("BLA") for sacituzumab govitecan for the treatment of patients with  metastatic triple-negative breast cancer ("mTNBC") who have received at least two prior therapies for metastatic disease; the United States Food and Drug Administration ("FDA") re-inspection of the Company’s manufacturing facility where we manufacture the monoclonal antibody for further manufacture into our antibody-drug-conjugate candidate sacituzumab govitecan; potential approval and commercial launch of sacituzumab govitecan for that indication and the Company’s development of sacituzumab govitecan for additional indications; clinical trials (including the funding therefor, anticipated patient enrollment, trial outcomes, timing or associated costs); regulatory applications and related timelines, including the filing and approval timelines for BLAs, BLA resubmissions, and BLA supplements; out-licensing arrangements; forecasts of future operating results, potential collaborations, capital raising activities, and the timing for bringing any product candidate to market; our inability to further identify, develop and achieve commercial success for new products and technologies; the possibility of delays in the research and development necessary to select drug development candidates and delays in clinical trials; the risk that clinical trials may not result in marketable products; the risk that we may be unable to obtain additional capital through strategic collaborations, licensing, convertible debt securities or equity financing in order to continue our research and development programs as well as secure regulatory approval of and market our drug candidates; our dependence upon pharmaceutical and biotechnology collaborations; the levels and timing of payments under our collaborative agreements; uncertainties about our ability to obtain new corporate collaborations and acquire new technologies on satisfactory terms, if at all; the development of competing products; our ability to protect our proprietary technologies; patent infringement claims; and risks of new, changing and competitive technologies and regulations in the United States and internationally, as well as the risks discussed in the Company’s filings with the Securities and Exchange Commission. The Company is not under any obligation, and the Company expressly disclaims any obligation, to update or alter any forward-looking statements, whether as a result of new information, future events or otherwise.

For More Information:

Dr. Chau Cheng
(862) 260-3727
ccheng@immunomedics.com

For Media Inquiries:

Darren Opland, Ph.D.
(646) 627-8387
Darren@lifescipublicrelations.com